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                                                                    EXHIBIT 99.1

[PLANVISTA LETTERHEAD]


For more information, contact:                             For Immediate Release
Don Schmeling, PlanVista Corporation
(813) 353-2300, ext. 2340


                PLANVISTA NEGOTIATES RESTRUCTURE OF NOTES PAYABLE

TAMPA, FL - April 1, 2003 - PlanVista Corporation (OTCBB:PVST), the Tampa, Florida-based medical cost management firm, announced today that it has renegotiated new terms in connection with approximately $4.3 million of notes payable to CENTRA Benefit Services, Inc. ("CENTRA") originally delivered in connection with a 1998 acquisition. The renegotiated terms include:

     o    reducing the interest rate under the note from 12% to 6%;
     o extending the maturity date thereof from December 1, 2004 to April 1, 2006; and
     o fixing the conversion price of such note at $1.00 per share in lieu of a floating conversion price.

Subsequent to such restructure, the Company has been informed by Commonwealth Associates, L.P. that its affiliate, known as PVC Funding Partners, LLC ("PVC Funding"), has acquired slightly in excess of 50% of the CENTRA notes, and that the holders of the remaining notes have become investors in PVC Funding, which recently acquired substantially all of the Company's convertible preferred stock previously held by the Company's lenders and most of its bank debt.

According to Chairman and Chief Executive Officer Phillip S. Dingle, "We welcome a new investor to PVC Funding and are pleased to have more favorable terms on this note. During the next 6 to 12 months, we will continue our efforts to enhance the Company's balance sheet."

PlanVista Solutions(R) provides medical cost containment and business process outsourcing solutions to the medical insurance and managed care industries. We provide integrated national preferred provider organization network access, electronic claims repricing, and claims and data management services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators, health maintenance organizations, and other entities that pay claims on behalf of health plans. We also provide services to health care services providers, such as individual providers and provider networks. Visit the Company's website at www.planvista.com.
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This press release, particularly the statements made by Mr. Dingle, includes forward-looking statements related to PlanVista that involve risks and uncertainties including, but not limited to, our ability to expand our client base; the success of our divestiture and diversification efforts; our ability to manage costs and reduce and restructure debt; changes in law; fluctuations in business conditions and the economy; and our ability to attract and retain key management personnel. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. Copies of these filings are available upon request from the Company's chief financial officer. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Achieved results may differ materially from management expectations.


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